UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
DREAM FINDERS HOMES, INC.
(Exact name of registrant as specified in its charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
SUPPLEMENT, DATED APRIL 24, 2026, TO THE PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
to be held on:
June 8, 2026
10:00 a.m. Eastern Time
On or about April 16, 2026, Dream Finders Homes, Inc. (the “Company”) made available to stockholders a definitive proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2026.
The Company is supplementing the Proxy Statement to clarify the voting standards for certain of the proposals described in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information herein, this supplement does not modify any other information in the Proxy Statement as originally filed. Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting.
Voting Requirements
The voting standards applicable to Proposals 2-5 and descriptions of the effect of abstaining from voting and the effect of broker non-votes are supplemented and clarified below:
•Proposals 2, 3 and 5 require the approval of a majority of the shares of our common stock entitled to vote and voting on the matter at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting. An abstention is deemed not to have been voted and, therefore, will have no effect on Proposals 2, 3 and 5. Broker non-votes will similarly have no effect on Proposals 3 and 5. Proposal 2 (ratification of the appointment of auditors) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares of our common stock in your account for Proposal 2, such broker, bank or other nominee will be permitted to exercise its discretionary authority to vote on Proposal 2.
•Proposal 4 requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions, broker non-votes, and other failures to vote will have the effect of a vote against Proposal 4.
Voting; Revocability of Proxies
If you have already returned your proxy voting card or have already voted via the Internet or by phone, then you do not need to submit a new proxy card or take other action unless you wish to change your vote. Proxy voting cards already returned by stockholders remain valid and will be voted at the Annual Meeting unless revoked. A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Corporate Secretary of the Company, by delivering a later-dated proxy or by voting during the Annual Meeting.

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